Exhibit 99(a)

NEWS RELEASE

Cliffs Natural Resources Inc. Reports Fourth-Quarter and

Full-Year 2008 Results

•	Full-Year Revenues Increase 59% to a Record $3.61 Billion, with Net Income of $516 Million, or $4.76 Per Diluted Share

•	Cash From Operations Increases 195% to $853 Million, from $289 Million in 2007

•	Company Begins 2009 with $179 Million in Cash and Cash Equivalents, Approximately $750 Million in Available Liquidity and Strong Outlook for Cash Flow in 2009

•	Fourth-Quarter Revenue Reaches $916 Million, Up 17% from 2007

CLEVELAND—Feb. 25, 2009—Cliffs Natural Resources Inc. (NYSE: CLF) today reported fourth-quarter and full-year results for the periods ended Dec. 31, 2008. Record full-year revenues of $3.61 billion increased $1.33 billion, or 59%, from the previous record set in 2007. The increase was driven by a $624.2 million, or 36%, increase in North American Iron Ore sales; a $325.2 million, or 73%, increase in Asia Pacific Iron Ore sales; a $261.1 million increase in year-over-year sales generated from the Company’s North American Coal business (Editors’ Note: Cliffs acquired its North American Coal business segment in July 2007); and $123.4 million in revenue contributed in 2008 from the Company’s interest in the Sonoma Coal Project. Net income for the year was $515.8 million, or $4.76 per diluted share, compared with $270.0 million, or $2.57 per diluted share on a split-adjusted basis, in 2007.

Cliffs indicated its net income for 2008 was negatively affected by $303.4 million pre-tax, or $1.92 per diluted share, from non-recurring items, including:

•	$90.1 million pre-tax, or $0.54 per diluted share after-tax, impact resulting from costs related to its terminated merger with Alpha Natural Resources, Inc.;

•	$188.2 million pre-tax, or $1.22 per diluted share after-tax, impact of negative mark-to-market adjustments related to currency hedging; and,

•	$25.1 million, or $0.16 per diluted share after-tax, related to impairment of investment securities in two junior mining and exploration companies.

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, said, “Notwithstanding the high degree of uncertainty that developed in the last quarter of the year, Cliffs delivered strong financial performance in 2008 resulting from a highly favorable pricing environment for a majority of the year and exceptional execution by our commercial sales and operating teams. While optimistic the global economic environment will improve at some point, we have appropriately taken aggressive steps to manage our production, optimize inventory levels and position the Company to maximize cash generation in 2009.”

Other 2008 Highlights

Cliffs completed a number of significant corporate development and operational achievements in 2008 designed to advance its strategy of achieving scale in the mining industry and focused on serving the world’s largest and fastest growing steel markets. These include:

•

Acquiring the remaining 20% minority interest in Portman Limited (ASX: PMM) that Cliffs Natural Resources did not own at the beginning of 2008 (resulting in the elimination of an income adjustment for the related minority interest);

•	Acquiring its minority partner’s 30% interest in the United Taconite iron ore mining operation in Minnesota (resulting in 1.6 million additional equity tons of iron ore production capacity);

•	Executing a $325 million private placement of Senior Notes in June prior to the onset of the difficult credit environment, the first traunch of which is not due until 2013; and,

•

Repositioning the organization under the Cliffs Natural Resources Inc. corporate name and the formal adoption of “Cliffs,” the one-word moniker by which the Company is commonly known. The Cliffs brand is graphically depicted through a new visual identity suggestive of the Company’s core mining business, which operates above ground and below.

Fourth-Quarter Consolidated Results

Consolidated fourth-quarter revenues were $916.3 million, an increase of 17%, compared with $782.5 million in the same quarter last year. The increase for the quarter was driven by a $37.7 million increase in revenues from the Company’s Asia Pacific Iron Ore segment, an $18.6 million increase in revenues from the North American Iron Ore segment, a $37.0 million increase in sales generated by the North American Coal segment, and $40.5 million from a new revenue stream generated from the Company’s interest in the Sonoma Coal Project.

In the fourth quarter, Cliffs achieved a sales margin increase of 75% to $285.9 million, from $163.3 million in the same period of 2007. The increase was primarily the result of a $53.5 million year-over-year increase in sales margin from the North American Iron Ore segment. This increase occurred despite the segment not recognizing revenue for approximately 1.2 million tons of iron ore pellets, or an estimated $80 million, for which cash was collected. Revenue related to these tons is being deferred until the product is delivered in 2009, in accordance with accounting guidance for “bill and hold” sales. Cliffs’ Asia Pacific based businesses also

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

achieved year over year increases in sales margin, including a $41.8 million, or 169% increase in Asia Pacific Iron Ore and $19.1 million in sales margin generated from the Company’s interest in the Sonoma Coal Project. Offsetting the consolidated sales margin increase, was a $7.6 million dollar sales margin loss in Cliffs’ North American Coal segment.

Consolidated operating income for the fourth quarter increased 6% to $147.3 million from $138.9 million in the 2007 fourth quarter, despite the negative impact from $90.1 million in costs related to the terminated merger agreement with Alpha, as described above.

Fourth-quarter 2008 net income decreased 42% to $53.9 million, or $0.47 per diluted share, from $93.7 million, or $0.88 per diluted share on a split-adjusted basis, in 2007. Cliffs noted that fourth quarter net income for 2008 includes approximately $209.1 million pre-tax, or $1.24 per diluted share of non-recurring items, including:

•	$90.1 million pre-tax, or $0.51 per diluted share after-tax impact from terminated merger costs, referenced above;

•	$93.9 million pre-tax, or $0.58 per diluted share after-tax, of negative mark-to-market adjustments related to currency hedging; and,

•	$25.1 million, or $0.15 per diluted share after-tax, related to impairment of investment securities in two junior mining and exploration companies.

Carrabba added: “While the income statement reflects a decline in net income, perhaps the most indicative measure of our performance in the fourth quarter is the fact that we generated $271 million in cash from operations, a 30% increase compared with the $208 million generated in the same period of 2007. This increase is the result of the unique structural design of our North American contracts – which were designed to optimize cash flow in the event of difficult economic environments – and was further augmented by proactive efforts to conserve cash spending at our mines along with strong cash generation from our Asia Pacific operations.”

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

North American Iron Ore

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2008	2007	2008	2007
North American Iron Ore Sales (Long Tons) - In Thousands	6,512	8,269	22,691	22,265

Sales Margin - In Millions
Revenues from iron ore sales and services	$636.1	$617.5	$2,369.6	$1,745.4
Cost of goods sold and operating expenses	428.3	463.2	1,565.3	1,347.5

Sales margin	$207.8	$154.3	$804.3	$397.9

Sales Margin - Per Ton
Revenues from iron ore sales and services*	$89.16	$66.42	$92.56	$66.01
Cash cost**	53.01	46.47	54.21	46.31
Depreciation, depletion and amortization	4.24	1.29	2.91	1.83

Cost of goods sold and operating expenses*	57.25	47.76	57.12	48.14

Sales margin	$31.91	$18.66	$35.45	$17.87

*	Excludes revenues and expenses related to freight and venture partners’ cost reimbursement, which are offsetting and have no impact on operating results.
**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, depletion and amortization per ton.

Fourth-quarter 2008 North American Iron Ore pellet sales volume was 6.5 million tons, a 21% decrease from the 8.3 million tons sold in the fourth quarter of 2007. During the fourth quarter, Cliffs received cash payment for nearly 7.7 million tons of iron ore. However, due to the timing of shipping schedules with certain customers, under accounting guidance for “bill and hold” sales, revenue recognition for approximately 1.2 million tons of iron ore, or an estimated $80 million, was deferred from the quarter until the product is delivered in 2009.

North American Iron Ore revenues per ton were $89.16 during the fourth quarter, up 34% from the comparable quarter in 2007. The increase was driven by higher year-over-year prices for iron ore and steel. This occurred despite a steep sequential quarter decline in commodities pricing, including spot prices for iron ore and steel from the third quarter. Cost per ton of $57.25 was up 20% from the year-ago quarter. The increase is primarily attributed to higher labor costs (resulting from the Company’s new labor agreement with the United Steel Workers, which was reached in September 2008), stripping and repair costs related to the previously announced expansion project at Cliffs’ Michigan operations and higher prices for steel related products used at the mines, such as wear materials used to mine and grind ores.

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

For the full year, pellet sales volume totaled a record 22.7 million tons, which was slightly above 2007. Revenues per ton increased 40% to $92.56 for the year with cost per ton of $57.12 up 19% from 2007. The increase in full year per-ton costs is primarily related spending that was done in preparation for the expansion project noted above, increased average energy costs, higher labor costs due to the new labor agreement and increased royalties.

North American Iron Ore Production

	(In Millions) (1)
	Three Months Ended Dec. 31		Full Year Ended Dec. 31
	2008	2007	2008	2007
Total North American Iron Ore Mine Production	8.0	8.8	35.2	34.6

Cliffs Natural Resources Equity Share of Total Production	5.3	5.4	22.9	21.8

(1)	Long tons of pellets of 2,240 pounds

Cliffs’ equity share of its total North American Iron Ore mine production was 5.3 million tons in the fourth quarter and 22.9 million tons for the year. Higher equity tons produced associated with increased equity ownership at United Taconite was largely offset by production curtailments at several of Cliffs’ mines in the fourth quarter.

As previously announced, in late October Cliffs began executing plans to reduce production at its six North American Iron Ore mines to a current annualized rate of approximately 15 million equity tons. This plan was enacted based on current market uncertainties and corresponding blast furnace capacity utilization in North America. Cliffs also indicated it will continue to monitor the marketplace and adjust its production up or down as needed.

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

North American Coal

	Three Months Ended Dec. 31,		Year Ended Dec. 31,	Five Months Ended Dec. 31,
	2008	2007	2008	2007***
North American Coal Sales (Short Tons) - In Thousands	773	724	3,241	1,171

Sales Margin - In Millions
Revenues from coal sales and services	$88.3	$51.3	$346.3	$85.2
Cost of goods sold and operating expenses	95.9	67.1	392.7	116.9

Sales margin	$(7.6)	$(15.8)	$(46.4)	$(31.7)

Sales Margin - Per Ton
Revenues from coal sales and services*	$100.78	$70.72	$92.95	$70.77
Cash cost**	95.47	75.69	91.38	82.55
Depreciation, depletion and amortization	15.14	16.85	15.89	15.28

Cost of goods sold and operating expenses*	110.61	92.54	107.27	97.83

Sales margin	$(9.83)	$(21.82)	$(14.32)	$(27.07)

*	Excludes revenues and expenses related to freight, which is offsetting and has no impact on operating results
**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, depletion and amortization per ton.
***	Figures reflect operations since Cliffs’ July 2007 acquisition

For the fourth quarter, metallurgical coal sales volume was 773,000 short tons, with average revenues per ton of $100.78. This compares with sales volume of 724,000 short tons in the fourth quarter of 2007 and average revenues per ton of $70.72. The 43% increase in revenue per ton is the result of strong market pricing for metallurgical coal throughout 2008.

Reported cost per ton for the fourth quarter was $110.61. Throughout 2008, including the fourth quarter, costs were impacted by extended long-term mine planning and development activities, as well as the hiring and training of miners, increased supply and service costs and higher royalty expenses.

The net effect of the above factors was a fourth quarter loss of $7.6 million at the sales margin level.

For the full year, sales volume totaled 3.2 million tons. Revenues per ton increased 31% to $92.95 for the year with cost per ton of $107.27.

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

North American Coal Production

	(In Millions) (1)
	Three Months Ended Dec. 31,		Year Ended Dec. 31,	Five Months Ended Dec. 31,
Mine	2008	2007	2008	2007*
Pinnacle Complex	0.7	0.6	2.5	0.7
Oak Grove Mine	0.2	0.2	1.0	0.4

Total	0.9	0.8	3.5	1.1

*	Figures reflect operations since Cliffs’ July 2007 acquisition
(1)	Short tons of coal (2,000 pounds)

Cliffs produced 922,000 short tons of metallurgical coal in the fourth quarter and 3.5 million tons for the full year. The Company has previously indicated that, in order to align inventory with current demand, it has temporarily halted underground mining at the Pinnacle Complex in West Virginia for the month of February. As a result of this and other curtailment actions, Cliffs is currently operating its North American Coal segment at an annualized production rate of approximately 3.6 million tons. Cliffs also indicated it will continue to monitor the marketplace and adjust its production up or down as needed.

Asia Pacific Iron Ore

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2008	2007	2008	2007
Asia-Pacific Iron Ore Sales (Tonnes) - In Thousands	1,747	1,923	7,800	8,144

Sales Margin - In Millions
Revenues from iron ore sales and services	$151.4	$113.7	$769.8	$444.6
Cost of goods sold and operating expenses	84.8	88.9	421.2	348.8

Sales margin	$66.6	$24.8	$348.6	$95.8

Sales Margin - Per Tonne
Revenues from iron ore sales and services	$86.66	$59.13	$98.69	$54.59
Cash cost*	31.83	39.37	44.56	36.86
Inventory fair value adjustment	6.81	—	1.97	—
Depreciation, depletion and amortization	9.90	6.86	7.47	5.97

Cost of goods sold and operating expenses	48.54	46.23	54.00	42.83

Sales margin	$38.12	$12.90	$44.69	$11.76

*	Cash cost per tonne is defined as Cost of goods sold and operating expenses per tonne less Depreciation, depletion and amortization per tonne. In the 2008 fourth quarter and full year, an adjustment for marking inventory to fair value is also excluded.

Fourth-quarter 2008 Asia Pacific Iron Ore sales volume decreased 9% to 1.7 million tonnes, compared with 1.9 million tonnes in the 2007 fourth quarter. The decrease was primarily the result of customers deferring shipments at the end of the year as steel demand sharply declined in Asia during December.

Revenues per tonne for the fourth quarter increased 47% to $86.66, compared with $59.13 in the prior year. Per-tonne cost in Asia Pacific Iron Ore, which increased 5% from the previous year to $48.54, was negatively impacted by necessary movements of

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

stockpiles due to product mix demand from customers, as well as increased royalty and mining costs. These impacts were partially offset by favorable exchange rate movements of the Australian dollar compared with the U.S. dollar.

Full-year sales volume decreased 4% to 7.8 million tonnes, compared with 8.1 million tonnes in 2007. The decrease was primarily the result of less iron ore from Cockatoo Island available for sale in 2008, compared with 2007. Revenues per tonne for 2008 of $98.69 increased 81%, with cost per tonne of $54.00 up 26%, compared with 2007. Costs for the full year were negatively impacted by unfavorable foreign exchange rates throughout a majority of 2008, necessary movements of stockpiles due to product mix demand from customers and increased royalty and mining costs.

Asia Pacific Iron Ore Production

	(In Millions) (1)
	Three Months Ended Dec. 31,		Year Ended Dec. 31,
Mine:	2008	2007	2008	2007
Koolyanobbing	2.0	1.9	7.3	7.7
Cockatoo Island	—	0.2	0.4	0.7

Total	2.0	2.1	7.7	8.4

(1)	Tonnes are metric tons (2,205 pounds). Cockatoo production reflects Cliffs’ 50 percent share.

Fourth-quarter production in Asia Pacific Iron Ore was 2.0 million tonnes, virtually flat when compared with the fourth quarter of 2007. No product was produced at Cockatoo Island in the fourth quarter, as Cliffs is in the midst of a capital project to extend mining operations via the construction of a sea wall that began in the third quarter 2008. Production at Cockatoo is expected to resume during the third quarter of 2009. This project is expected to enable production to continue for approximately two additional years, through June 2011.

Full-year production in 2008 was 7.7 million tonnes, compared with 8.4 million tonnes in 2007. Cliffs’ Asia Pacific Iron Ore segment is currently planning to produce approximately 8.6 million tonnes in 2009.

Sonoma Coal Project

In the fourth quarter of 2008, Cliffs’ share of sales volume for its 45% economic interest in the Sonoma Coal Project was 328,000 tonnes. Revenues and sales margin generated for Cliffs were $40.5 million and $19.1 million, respectively.

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

Cliffs’ share of sales volume for the full year was 933,000 tonnes. Revenues and sales margin generated for Cliffs’ 2008 full year were $123.4 million and $53.2 million, respectively.

The Sonoma Coal Project is ramping up as expected and anticipated total production will be approximately 3.5 million tonnes in 2009.

Liquidity

At year-end, Cliffs had $179.0 million of cash and cash equivalents and total liquidity of approximately $750 million, with no borrowings drawn on its $600 million revolving credit facility. The Company had $525 million in long-term borrowings, comprised of a $200 million term loan due in 2012, and $325 million in Senior Notes in two tranches due in 2013 and 2015, respectively.

Major uses of cash in 2008 included approximately:

•	$240 million of net debt repayment under the Company’s credit facility;

•	$485 million for the acquisition of the Portman Limited minority interest;

•	$183 million for capital expenditures;

•	$104 million for the United Taconite minority interest acquisition; and,

•	$93 million in investments in ventures and other securities, primarily Cliffs’ equity positions in Golden West Resources (ASX: GWR) and AusQuest Limited (ASX: AQD).

For the year, Cliffs generated over $850 million in cash from operations. In 2009, the Company expects to again generate meaningful cash flow from operations. However, due to the seasonality of its businesses, it will use cash for operating activities in the first half with cash generated from operating activities occurring in the third and fourth quarters.

Outlook

Given the current macroeconomic environment and the impact on demand for steelmaking raw materials in the intermediate term, Cliffs’ priority in 2009 is to generate and preserve cash in order to maintain its high degree of financial flexibility.

While the Cliffs’ management team has taken swift action to bring production levels at all of its businesses in line with current demand, a great deal of uncertainty remains in the marketplace.

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

North American Iron Ore Outlook

For 2009, Cliffs said it has contractual obligations for approximately 18 million tons of sales volume. These commitments, combined with eventual revenue recognition of the 1.2 million tons deferred in 2008 and discussed above, total approximately 19 million tons of sales volume for 2009. This sales volume total assumes the Company will recognize “bill and hold” sales anticipated to occur in the fourth quarter of 2009. In addition, the Company noted that, based on current market uncertainties and corresponding blast furnace capacity utilization in North America, it must continue to monitor the marketplace as well as the financial health of its customers.

With annual price settlements for iron ore in 2009 not yet concluded, the Company is unable to provide guidance on average revenue per ton in its North American Iron Ore business segment. The Company has previously indicated its average revenue per ton in 2009 will benefit from contractual base-price adjustments, lag-year adjustments and price caps and floors contained in most of its current supply agreements. Actual realized average revenue per ton will ultimately depend on sales volume levels, World Pellet Prices, production input costs and/or steel prices (all of which are factors in the Company’s formula based pricing in the North American Iron Ore business segment).

Cliffs said, at the current annualized production rate in its North American Iron Ore business segment, 2009 cost per ton is expected to be $70 - $80. The expected increase from 2008 cost per ton is the result of reduced leverage over fixed costs resulting from lower year-over-year production levels.

North American Coal Outlook

Cliffs begins 2009 with approximately 1.6 million tons of coal under contractual obligation or approximately 45% of its current annualized production rate. This coal is priced at an average of $108 per ton, which includes production earmarks to fulfill obligations for tons deferred as a result of past production disruptions.

With negotiations for international metallurgical coal contracts not yet concluded, Cliffs is unable to provide guidance for uncommitted 2009 production in its North American Coal business segment. Currently there is no precise indication where prices will settle for the high quality, low volatility coal that Cliffs produces.

In 2009, Cliffs will continue to execute its extended long-term mine planning and development activities at its North American Coal mines designed to ultimately increase annual production and improve cost per ton. As a result, cost per ton for the year is expected to be approximately $110 - $120.

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

Asia Pacific Iron Ore Outlook

Asia Pacific Iron Ore 2009 sales volume is expected to be 8.4 million tonnes, with production of 8.6 million tonnes. With annual price settlements for iron ore in 2009 not yet concluded, the Company is unable to provide guidance on average revenue per tonne in its Asia Pacific Iron Ore business segment. Cliffs expects Asia Pacific Iron Ore costs per tonne of approximately $50 - $60.

Sonoma Coal Project Outlook

Cliffs has a 45% economic interest in the Sonoma Coal Project and expects total production of approximately 3.5 million tonnes for 2009. Sonoma is expected to have sales volume of 3.3 million tonnes and an approximate 60%/40% mix between thermal and metallurgical coal respectively. Per-tonne costs at Sonoma are expected to be $85 - $95. The increase from 2008 cost-per-tonne levels is the result of an anticipated special royalty payment under Cliffs’ agreement with its partner, QCoal, that occurs when the mine exceeds a certain performance threshold.

Amapá Iron Ore Project Update

In the third quarter of 2008, Cliffs’ new partner in the Amapá project, Anglo American, closed its acquisition of MMX’s 70% share of the project and assumed management control over the venture. Throughout the year the ramp-up of operations was significantly slower than previously anticipated, with annual production totaling 1.2 million tonnes. Anglo American and Cliffs continue to study all aspects of the project and are taking proactive steps to ensure production is ramped up to the design annual capacity of 6.5 million tonnes. Cliffs expects to incur an equity loss related to the project of approximately $50 million to $60 million in 2009.

SG&A Expenses and Other Expectations

As a result of limited headcount rationalization including the elimination and combination of some executive and management positions, combined with tight cost controls, SG&A expenses are anticipated to be approximately flat to slightly down in 2009 from 2008 levels. Cliffs anticipates an effective tax rate of approximately 26% to 28% for the year. Cliffs also expects 2009 capital expenditures of approximately $200 million and depreciation and amortization of approximately $215 million.

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

Cliffs Natural Resources will host a conference call to discuss its fourth-quarter and full-year 2008 results tomorrow, Feb. 26, 2009, at 10 a.m. ET. The call will be broadcast live on Cliffs’ website at www.cliffsnaturalresources.com. A replay of the call will be available on the website for 30 days.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

About Cliffs Natural Resources Inc.

Cliffs Natural Resources (NYSE: CLF) is an international mining and natural resources company. We are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia and a significant producer of metallurgical coal. With core values of environmental and capital stewardship, our colleagues across the globe endeavor to provide all stakeholders operating and financial transparency as embodied in the Global Reporting Initiative (GRI) framework. Our company is organized through three geographic business units:

The North American business unit is comprised of six iron ore mines located in Michigan, Minnesota and Eastern Canada, and two coking coal mining complexes located in West Virginia and Alabama. The Asia Pacific business unit is comprised of two iron ore mining complexes in Western Australia and a coking and thermal coal mine in Queensland, Australia. The South American business unit includes a 30% interest in the Amapá Project, an iron ore project in the state of Amapá in Brazil, as well as a number of smaller greenfield projects not yet in production.

Over recent years, Cliffs has been executing a strategy designed to achieve scale in the mining industry and focused on serving the world’s largest and fastest growing steel markets.

News releases and other information on the Company are available on the Internet at:

http://www.cliffsnaturalresources.com or

www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: the impact of the global economic crisis on the North American and global integrated steel industry; the length and extent of any potential and current production curtailments at both our customer’s facility and at our iron ore and coal mining operations; changes in the sales volumes or mix; the impact of any decreases in international prices for iron ore and/or metallurgical coal resulting from the global economic crisis; the impact of price-adjustment factors on the Company’s sales contracts; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; the impact of consolidation and rationalization in the steel industry; availability of capital equipment and component parts; availability of float capacity; the impact of the global economic crisis on our ability to maintain adequate liquidity and on our ability to access capital market; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; reductions in current resource estimates; impacts of increasing governmental regulation including failure to receive or maintain required environmental permits; problems with productivity, third party contractors, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation, mine closure obligations and employee benefit costs; the ability to identify, acquire and integrate strategic acquisition candidates; risks associated with operations in multiple countries and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report and Reports on Form 10-K, Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs Natural Resources’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR AND FINANCIAL MEDIA CONTACTS:

Steve Baisden

Director, Investor Relations and Corporate Communications

(216) 694-5280

steve.baisden@cliffsnr.com

Christine Dresch

Manager – Corporate Communications

(216) 694-4052

christine.dresch@cliffsnr.com

MEDIA CONTACTS:

Dale Hemmila

District Manager, Public Affairs-Michigan

906-475-3870

Maureen Talarico

District Manager, Public Affairs-Minnesota

218-279-6120

James Kosowski

District Manager, Public Affairs-West Virginia and Alabama

304-256-5224

— FINANCIAL TABLES FOLLOW —

# # #

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

Cliffs Natural Resources Inc. and Subsidiaries

Statements of Consolidated Operations

(In Millions, Except EPS)

	(In Millions, Except Per Share Amounts)
	Fourth Quarter		Year
	2008	2007	2008	2007
	(unaudited)	(unaudited)
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$850.4	$714.1	$3,294.8	$1,997.3
Freight and venture partners’ cost reimbursements	65.9	68.4	314.3	277.9

	916.3	782.5	3,609.1	2,275.2
COST OF GOODS SOLD AND OPERATING EXPENSES	(630.4)	(619.2)	(2,449.4)	(1,813.2)

SALES MARGIN	285.9	163.3	1,159.7	462.0
OTHER OPERATING INCOME (EXPENSE)
Casualty recoveries	—	—	10.5	3.2
Royalties and management fee revenue	5.7	4.2	21.7	14.5
Selling, general and administrative expenses	(48.0)	(38.8)	(186.4)	(114.2)
Terminated acquisition costs	(90.1)	—	(90.1)	—
Severance costs	(2.2)	—	(2.2)	—
Gain on sale of other assets - net	1.7	18.4	22.8	18.4
Miscellaneous - net	(5.7)	(8.2)	2.9	(2.3)

	(138.6)	(24.4)	(220.8)	(80.4)

OPERATING INCOME	147.3	138.9	938.9	381.6
OTHER INCOME (EXPENSE)
Changes in fair value of derivative instruments, net	(93.9)	—	(188.2)	—
Impairment of securities	(25.1)	—	(25.1)	—
Interest income	8.4	4.5	26.2	20.0
Interest expense	(12.1)	(11.6)	(39.8)	(22.6)
Other - net	0.9	—	4.3	1.7

	(121.8)	(7.1)	(222.6)	(0.9)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES,
MINORITY INTEREST AND EQUITY LOSS FROM VENTURES	25.5	131.8	716.3	380.7
BENEFIT (PROVISION) FOR INCOME TAXES	29.4	(27.3)	(144.2)	(84.1)
MINORITY INTEREST (net of tax)	7.9	(2.9)	(21.2)	(15.6)
EQUITY LOSS FROM VENTURES	(8.9)	(8.1)	(35.1)	(11.2)

INCOME FROM CONTINUING OPERATIONS	53.9	93.5	515.8	269.8
INCOME FROM DISCONTINUED OPERATIONS (net of tax)	—	0.2	—	0.2

NET INCOME	53.9	93.7	515.8	270.0
PREFERRED STOCK DIVIDENDS	—	(1.0)	(1.1)	(5.2)

INCOME APPLICABLE TO COMMON SHARES	$53.9	$92.7	$514.7	$264.8

EARNINGS PER COMMON SHARE - BASIC	$0.48	$1.07	$5.07	$3.19

EARNINGS PER COMMON SHARE - DILUTED	$0.47	$0.88	$4.76	$2.57

AVERAGE NUMBER OF SHARES
Basic	113.1	86.6	101.5	83.0
Diluted	113.8	106.0	108.3	105.0

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544

Cliffs Natural Resources Inc. and Subsidiaries

Statements of Consolidated Financial Position

(In Millions)

	December 31 (In Millions)
	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$179.0	$157.1
Accounts receivable	68.5	84.9
Inventories	265.4	241.9
Supplies and other inventories	101.2	77.0
Deferred and refundable taxes	54.8	19.7
Derivative assets	76.9	69.5
Other	115.9	104.5

TOTAL CURRENT ASSETS	861.7	754.6

PROPERTY, PLANT AND EQUIPMENT, NET	2,456.1	1,823.9

OTHER ASSETS
Investments in ventures	305.3	265.3
Marketable securities	25.4	55.7
Intangible assets, net	109.6	—
Long-term receivables	33.4	38.0
Prepaid pensions – salaried	—	6.7
Deferred income taxes	251.2	42.1
Deposits and miscellaneous	68.4	89.5

TOTAL OTHER ASSETS	793.3	497.3

TOTAL ASSETS	$4,111.1	$3,075.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
TOTAL CURRENT LIABILITIES	844.9	399.6
PENSION AND OTHER POSTRETIREMENT BENEFITS	448.0	204.8
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	104.9	123.2
DEFERRED INCOME TAXES	67.3	189.0
SENIOR NOTES	325.0	—
REVOLVING CREDIT FACILITY	—	240.0
TERM LOAN	200.0	200.0
BELOW-MARKET SALES CONTRACTS	183.6	—
CONTINGENT CONSIDERATION	—	99.5
DEFERRED PAYMENT	—	96.2
DERIVATIVE LIABILITIES	34.3	—
OTHER LIABILITIES	149.1	107.3

TOTAL LIABILITIES	2,357.1	1,659.6
MINORITY INTEREST	3.3	117.8
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK	0.2	134.7
SHAREHOLDERS’ EQUITY	1,750.5	1,163.7

COMMITMENTS AND CONTINGENCIES
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,111.1	$3,075.8

CLIFFS NATURAL RESOURCES INC.    •    200 PUBLIC SQUARE    •    SUITE 3300    •    CLEVELAND, OH 44114-2544